Exhibit 5.1

Mayer Brown LLP 700 Louisiana Street Suite 3400 Houston, Texas 77002-2730 Main Tel +1 713 238 3000 Main Fax +1 713 238 4888 www.mayerbrown.com

September 20, 2024

America’s Car-Mart, Inc.

1805 North 2nd Street, Suite 401

Rogers, Arkansas 72756

Re:	Shares of Common Stock of America’s Car-Mart, Inc.

Ladies and Gentlemen:

We have acted as counsel to America’s Car-Mart, Inc., a Texas corporation (the “Company”), in connection with the offering by the Company of up to 1,955,000 shares of common stock, par value $0.01 per share (the “Shares”), pursuant to a registration statement on Form S-3 (Registration Statement No. 333-273034) that was previously filed with the Securities and Exchange Commission (the “Commission”) on June 29, 2023 and became effective on August 14, 2023 (the “Registration Statement”), and the prospectus supplement thereto dated September 19, 2024 (the “Prospectus Supplement”). The Shares are being sold pursuant to the terms of the underwriting agreement dated September 19, 2024 (the “Underwriting Agreement”) between the Company and Jefferies LLC.

As counsel to the Company, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Registration Statement, (b) the Prospectus Supplement, (c) the Articles of Incorporation of the Company, as amended, (d) the Amended and Restated Bylaws of the Company, as amended, (e) the Underwriting Agreement, (f) resolutions of the board of directors of the Company relating to the offering of the Shares, and (g) such other documents, records, certificates and other instruments as in our judgment are necessary or appropriate for purposes of this opinion.

In expressing the opinion set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to all parties other than the Company, we have assumed the due authorization, execution and delivery of all documents in accordance with their respective terms.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership)
and Tauil & Chequer Advogados (a Brazilian partnership).

America’s Car-Mart, Inc.

September 20, 2024

The opinion expressed above is limited to the Texas Business Organizations Code and we express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

 Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP